Exhibit 99.2

EXECUTION COPY

OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”), dated July 3, 2013 (the “Effective Date”), is by and between VICIS CAPITAL MASTER FUND, a sub-trust of Vicis Capital Series Master Trust, a unit trust organized and existing under the laws of the Cayman Islands (“Vicis”), with a mailing address care of Vicis Capital, LLC, 445 Park Avenue, Suite 1901, New York, New York 10022, and CPI BALLPARK INVESTMENTS LTD, a company incorporated in the Republic of Mauritius (the “Optionee”), with a mailing address care of DTOS Ltd, 10th Floor, Raffles Tower, 19 Cybercity, Ebene, Mauritius.

BACKGROUND INFORMATION

On even date herewith, Vicis and the Optionee have entered into that certain Agreement of Purchase and Sale (the “Purchase Agreement”). This Agreement is being issued pursuant to the Purchase Agreement, and any capitalized terms used but not defined herein shall have the meanings given to such terms in the Purchase Agreement. The parties, in consideration of the covenants contained in the Purchase Agreement and this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

OPERATIVE PROVISIONS

1. Definition of Securities. The term “Option Shares” as used in this Agreement shall mean 34,959,893 ordinary shares (“Ordinary Shares”) of China Hydroelectric Corporation (“CHC”), together with, in each case, all securities issued in substitution of or exchange for, or on account of, any such Ordinary Shares, including, but not limited to, securities issued upon a conversion, stock dividend, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, combination of shares, spinoff or otherwise.

2. Grant of Option. Vicis hereby grants to the Optionee an option (the “Option”) to purchase the Option Shares from Vicis. The Option to acquire the Option Shares shall become immediately exercisable upon the execution of this Agreement. The Option may be exercised at any time prior to the Termination Date (as defined below) in whole or in part at the sole discretion of the Optionee.

3. Option Purchase Price. The purchase price for this Option is one hundred dollars ($100.00), and other good and valuable consideration, including consideration paid pursuant to the Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged.

4. Purchase Price Upon Exercise of Option. Upon exercise of the Option, the purchase price payable for the Option Shares (the “Purchase Price”) shall be as follows:

(a) If the Option is exercised on or before July 30, 2013 and the closing for only this Option exercise occurs on or before August 15, 2013, the aggregate exercise price for all the Option Shares will be $29,133,244.17;

(b) If the Option is exercised after July 30, 2013 but on or before January 3, 2014, the aggregate exercise price for all the Option Shares will be $38,455,882.30; or

(c) If the Option is exercised after January 3, 2014 but on or before the Termination Date (as defined below), the aggregate exercise price for all the Option Shares will be $40,203,876.95.

5. Exercise Procedure; Closing; Payment of Purchase Price. The Optionee may exercise the Option in whole or part by delivering written notice to Vicis, at any time prior to the Termination Date, of the Optionee’s intent to exercise all or any portion of the Option (each, an “Exercise Notice”). The Optionee shall specify in each Exercise Notice the portion of the Option Shares that it wishes to purchase at such time. The closing of each sale and purchase of Option Shares (an “Option Closing”) shall take place at a time and date mutually agreeable to Vicis and the Optionee, which shall be no later than fifteen (15) Business Days after the date that an Exercise Notice is given to Vicis, it being understood that there shall be no price adjustment or Termination Date (as defined below) during such fifteen (15) Business Day period, provided that, during the first exercise period, the Option Closing shall occur on or before August 15, 2013. The pro rata portion of the Purchase Price applicable to the Option Shares being purchased at an Option Closing is payable, in cash, in full, at such Option Closing. Each Option Closing shall occur at the offices of legal counsel for Vicis, or at such other location (which may include the waiver of any physical closing and the exchange of executed documentation by facsimile or electronic transmission or otherwise), as may be agreed to by Vicis and the Optionee. If the parties do not mutually agree to a time and date for an Option Closing, the Option Closing shall occur at 10:00 a.m., Eastern Prevailing Time, on the fifteenth (15th) Business Day after the date that the applicable Exercise Notice is given to Vicis. At each Option Closing, (a) Vicis and the Optionee shall execute an agreement of purchase and sale in substantially similar form to the Purchase Agreement, provided, however, such agreement shall provide for the purchase of the applicable Option Shares for the pro rata portion of the Purchase Price as contemplated by this Agreement, (b) Vicis shall deliver to the Optionee the certificates or instruments evidencing the applicable Option Shares in negotiable form or accompanied by an executed stock power or instrument of transfer in a form acceptable to the Optionee or other evidence reasonably acceptable to the Optionee of the transfer of the applicable Option Shares to the Optionee, and (c) the Optionee shall deliver to Vicis payment of the applicable portion of the Purchase Price.

6. Term; Termination. The term of the Option shall be for a period that commences on the Effective Date and expires at 11:59 p.m., Eastern Prevailing Time, on April 3, 2014, unless sooner terminated by mutual written agreement of Vicis and the Optionee (the “Termination Date”). The Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

7. Representations and Warranties of Vicis. In order to induce the Optionee to enter into this Agreement and to consummate the transactions contemplated hereby, Vicis represents and warrants to the Optionee that:

(a) Authorization. Vicis has duly executed and delivered this Agreement. When executed and delivered by Vicis, this Agreement will constitute the valid and binding obligation of Vicis, enforceable in accordance with its terms except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

(b) Consent. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of Vicis is required in connection with the execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby (other than filings required under Section 13 of the Securities Exchange Act of 1934, as amended).

(c) No Contractual Violation. Neither the execution, delivery nor performance of this Agreement by Vicis, including the consummation by Vicis of the transactions contemplated hereby, will constitute a violation of or a default under, or conflict with, any term or provision of any contract, commitment, indenture or other agreement, or of any other private restriction of any kind, to which Vicis is a party or by which it is otherwise bound.

(d) Title to Option Shares. Vicis has, and at all times this Option remains outstanding shall have, good and marketable title to the Option Shares free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, except for certain restrictions on transfer imposed by federal and state securities laws. Vicis has, and at all times this Option remains outstanding shall have, full and unrestricted legal right, power and authority to sell, assign and transfer the Option Shares to the Optionee without obtaining the consent or approval of any other person or governmental authority. Vicis has, and at all times this Option remains outstanding shall have, the power to vote all of the Option Shares and no proxies have been given in respect of any or all of the Option Shares.

8. Representations and Warranties of the Optionee. The Optionee represents and warrants to Vicis that:

(a) Authorization. The Optionee has duly executed and delivered this Agreement. When executed and delivered by the Optionee, this Agreement will constitute the valid and binding obligation of the Optionee, enforceable in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting the rights of creditors and subject to general equity principles.

(b) Consent. No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of the Optionee is required in connection with the execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby (other than filings required under Section 13 of the Securities Exchange Act of 1934, as amended), except as shall have been duly taken or effected prior to the Option Closing.

(c) No Contractual Violation. Neither the execution, delivery nor performance of this Agreement by the Optionee, including the consummation by the Optionee of the transactions contemplated hereby, will constitute a violation of or a default under, or conflict with, any term or provision of any contract, commitment, indenture or other agreement, or of any other private restriction of any kind, to which the Optionee is a party or by which it is otherwise bound.

9. Covenants of Vicis. Vicis covenants that, as long as this Option remains outstanding, Vicis shall not, directly or indirectly, (i) sell, convey, transfer, exchange or otherwise dispose of any of the Option Shares or any interest therein, (ii) enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement or the granting of any proxy), (iii) convert any Ordinary Shares into ADSs, or (iv) create, incur, or permit to exist any pledge, mortgage, lien, charge, encumbrance or any security interest whatsoever with respect to any of the Option Shares or the products and proceeds thereof. Upon request of the Optionee and subject to this Agreement, Vicis shall place a legend on the back of any certificates for the Option Shares referencing this Option, such legend being in form and substance reasonably acceptable to the Optionee.

10. No Rights as a Shareholder. Nothing in this Agreement shall convey upon the Optionee any rights of a shareholder of the Company prior to an exercise of the Option and the transfer of the applicable Option Shares pursuant to the terms and conditions set forth herein.

11. Investment Purpose. This Agreement is executed on the express condition that the purchase of the Option Shares shall be made for investment purposes only and not with a view to their resale or further distribution unless (a) such Option Shares, at the time of their issuance and delivery, are registered under the Securities Act of 1933, as amended (the “Act”), or (b) after the date of such issuance the resale of such Option Shares is determined by counsel for the Company to be exempt from the registration requirements of the Act and of any other applicable law, regulation or ruling.

12. Assignability. Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the respective parties hereto, as well as their successors and transferees, as applicable, but no statement contained herein is intended to confer upon any person or entity, other than the parties hereto and their successors in interest and permitted assignees, any rights or remedies under or by reason of this Agreement. The Optionee may assign this Agreement at any time prior to the Termination Date upon prior written notice to Vicis.

13. Miscellaneous Provisions. All notices required to be given pursuant to this Agreement shall be in writing and shall be hand delivered or sent via overnight delivery services to the applicable address set forth in the preamble of this Agreement, or to such other address as any such party may have designated by like notice forwarded to the other party hereto. This Agreement, and any other document referenced herein, constitute the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each of the parties hereto. Vicis hereby covenants and agrees with the Optionee that at any time and from time to time it will promptly execute and deliver to the Optionee such further assurances, instruments and documents and take such further action as the Optionee may reasonably request in order to carry out the full intent and purpose of this Agreement. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of New York. Any and all legal actions and proceedings by a party hereto concerning, relating to, or arising out of this Agreement or its enforcement shall be submitted to the exclusive jurisdiction of the United States federal courts sitting in the Southern District of New York or any New York State court sitting in the County of New York. The parties agree that, irrespective of any wording that might be construed to be in conflict with this paragraph, this Agreement is one for performance in New York. The parties to this Agreement agree that they waive any objection, constitutional, statutory or otherwise, to such court’s taking jurisdiction of any dispute between them. By entering into this Agreement, the parties, and each of them understand that they might be called upon to answer a claim asserted in a New York court. If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, any and all fees, costs and expenses reasonably incurred by each successful party or its legal counsel in investigating, preparing for, prosecuting, defending against, or providing evidence, producing documents or taking any other action in respect of, such action shall be the joint and several obligation of and shall be paid or reimbursed by the unsuccessful party or parties. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY SUCH LEGAL PROCEEDING. All representations and warranties contained in this Agreement shall survive the closing and the consummation of the transactions contemplated hereby. This Agreement may be executed in any one or more counterparts, all of which shall be considered one and the same agreement. The headings in this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

VICIS:

VICIS CAPITAL MASTER FUND

By:	Vicis Capital, LLC

By:	/s/ Shadron Stastney
	Name:	Shadron Stastney
	Title:	Manager

OPTIONEE:

CPI Ballpark Investments Ltd

By:	/s/ Subhash C. Lallah
	Name:	Subhash C. Lallah
	Title:	Director

[SIGNATURE PAGE TO OPTION AGREEMENT]